Exhibit 10.14

EVELOZCITY INC.

January 11, 2018

Paul Balciunas

Paul.balciunas@gmail.com

Re:	Employment Terms

Dear Paul:

EVelozcity Inc. (the “Company”) is pleased to offer you (“you”) the position of In Charge of IR, BD &Strategy, on the following terms.

You will be responsible for investor relations, business development and strategy and will initially report to the CFO You will work at our facility located at 201-207 E El Segundo Blvd, El Segundo, CA 90245. Of course, the Company may change your position, duties, and work location from time to time in its discretion.

Your salary will be $190,000 per year, less payroll deductions and withholdings, paid on the Company’s normal payroll schedule.

Subject to the approval of the Board of Directors (the “Board”) of EVelozcity Holdings Ltd. (“Holdco”), the owner of 100% of the Company, it will be recommended to the Board of Directors that you will be granted an option to purchase 160,000 ordinary shares of EVelozcity Holdings Ltd., the 100% owner of the Company’s capital stock. The option will be subject to the terms and conditions applicable to options granted under the equity plan that will be put into place by Holdco and approved by the Board, as described in that plan. You will vest in accordance with the schedule as approved by the Board, but it is currently expected that you will vest on a standard schedule of 1/4th of your initial equity grant allocation after your first year of employment with 1/48th of your initial equity grant allocation vesting monthly thereafter. The exercise price per share will be equal to the fair market value per share on the date the option is granted, as determined by the Board in good faith compliance with applicable guidance in order to avoid having the option be treated as deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended. There is no guarantee that the Internal Revenue Service will agree with this value. You should consult with your own tax advisor concerning the tax risks associated with accepting an option to purchase Holdco’s ordinary shares.

During your employment, you will be eligible to participate in the standard benefits plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies. A full description of these benefits is available upon request. Exempt employees may take a reasonable amount of time off with pay, as permitted by their duties and responsibilities, and as approved in advance by their supervisor. Exempt employees do not accrue vacation, and there is no set guideline as to how much vacation each employee will be permitted to take. Supervisors will approve paid vacation requests based on the employee’s progress on work goals or milestones, status of projects, fairness to the working team, and productivity and efficiency of the employee, all in accordance with Company policy. Since vacation is not allotted or accrued, “unused” vacation time will not be carried over from one year to the next nor paid out upon termination. The Company may change compensation and benefits from time to time in its discretion.

As a Company employee, you will be expected to abide by Company rules and policies. As a condition of employment, you must sign and comply with the attached Employee Confidential Information and Inventions Assignment Agreement which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

Normal business hours are from 9:00 a.m. to 5:00 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.

This offer is contingent upon a reference check and satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

This letter, together with your Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.

Please sign and date this letter, and the enclosed Employee Confidential Information and Inventions Assignment Agreement and return them to me by January 12, 2018 if you wish to accept employment at the Company under the terms described above. If you accept our offer, we would like you to start on March 1, 2018.

The Company will pay for reasonable out-of-pocket relocation expenses and such expenses should be approved in advance by the Company. In the event you leave the Company within 12 months of your date of hire, you will be responsible for reimbursing the Company for any such reimbursements.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Elise Stribox
Elise Stribox, In Charge of HR

Understood and Accepted:

/s/ Paul Balciunas	01-11-18
Paul Balciunas	Date

Attachment: Employment Confidential Information and Inventions Assignment Agreement